Exhibit 99.1
Granite Reports First Quarter 2025 Results
•Q1 revenue increased 4% year-over-year to $700 million
•Q1 diluted EPS of $(0.77) and adjusted diluted EPS (1) of $0.01
•Q1 operating cash flow of $4 million
•Committed and Awarded Projects (“CAP”) (2) increased sequentially $444 million to $5.7 billion
WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter ended March 31, 2025.
First Quarter 2025 Results
Net loss attributable to Granite Construction Incorporated totaled $34 million, or $(0.77) per diluted share, compared to net loss attributable to Granite Construction Incorporated of $31 million, or $(0.70) per diluted share, for the same period in the prior year. Adjusted net income attributable to Granite Construction Incorporated (1) totaled $224 thousand, or $0.01 per diluted share, compared to adjusted net loss attributable to Granite Construction Incorporated (1) of $9 million, or $(0.21) per diluted share, for the same period in the prior year.
•Revenue increased $28 million to $700 million compared to $672 million for the same period in the prior year. The Construction and Materials segments posted year-over-year revenue increases of 3% and 10%, respectively.
•Gross profit increased $30 million to $84 million compared to $54 million for the same period in the prior year.
•Selling, general, and administrative (“SG&A”) expenses increased $28 million to $116 million, or 16.6%, of revenue, compared to $88 million, or 13.1%, of revenue for the same period in the prior year. The increase in SG&A expenses was primarily due to $18 million of additional stock-based compensation expense year-over-year.
•Adjusted EBITDA (1) totaled $28 million compared to $14 million for the same period in the prior year.
•Operating cash flow of $4 million, on track for our target of 9% operating cash flow as a percent of revenue for the year.
"We are off to a great start in 2025,” said Kyle Larkin, Granite President and Chief Executive Officer. “Bidding opportunities have consistently increased over the past several years. This trend has continued in 2025, as demonstrated by our record CAP of $5.7 billion at the end of the quarter. There are numerous opportunities in both the public and private markets to continue to build CAP in 2025. Although there is uncertainty in the macro-economic environment, we are well positioned to meet our guidance for 2025 as well as our 2027 financial targets.”

“This quarter marks the first time that we have disclosed product-level detail for aggregates and asphalt in the Materials segment. These disclosures build on the journey that started one year ago with the realignment of our operational leadership to better leverage our teams’ expertise within both the Construction and Materials segments. I am particularly proud of the progress our teams made in raising aggregate margins, and I believe there will be additional growth in the years ahead as we execute on our vertical integration strategy.”

(1)Adjusted net income/loss, adjusted diluted earnings/loss per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
(2)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

Three Months ended March 31, 2025 (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended March 31,
	2025	2024	Change

Revenue	$614,618	$595,213	$19,405	3.3%
Gross profit	$85,438	$56,828	$28,610	50.3%
Gross profit as a percent of revenue	13.9%	9.5%
Revenue increased year-over-year, primarily due to several new projects ramping up in the current year and generally favorable weather conditions. Gross profit increased year-over-year as a result of the increase in revenue and improved project execution across our higher quality project portfolio.

CAP increased $444 million sequentially to $5.7 billion and increased $241 million year-over-year. Both public and private markets continue to provide substantial opportunities to build CAP in the second quarter and remainder of 2025.

Materials Segment
	Three Months Ended March 31,
	2025	2024	Change
Revenue	$84,929	$77,062	$7,867	10.2%
Gross loss	$(1,589)	$(2,543)	$954	(37.5)%
Gross loss as a percent of revenue	(1.9)%	(3.3)%
Cash gross profit(1)	$10,477	$7,874	$2,603	33.1%
Cash gross profit as a percent of revenue(1)	12.3%	10.2%
(1)Materials segment cash gross profit and cash gross profit as a percent of revenue are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
Revenue, gross loss and cash gross profit improved year-over-year primarily driven by revenue from the newly acquired Dickerson & Bowen business, as well as higher aggregates and asphalt volumes and higher aggregates sales prices. During the first quarter, aggregate price increases were in line with our expectations for high single digit price increases for 2025.

Outlook
Our guidance for 2025 is unchanged.
•Revenue in the range of $4.2 billion to $4.4 billion
•Adjusted EBITDA margin in the range of 11.0% to 12.0%
•SG&A expense of approximately 9.0% of revenue, inclusive of an estimated $45 million of stock-based compensation expense
•Mid-20s effective tax rate for adjusted net income
•Capital expenditures of approximately $140 million to $160 million
We do not provide a reconciliation of forward-looking adjusted EBITDA margin or the most directly comparable forward-looking GAAP measure of net income attributable to Granite Construction Incorporated because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.
Conference Call
Granite will conduct a conference call today, May 1, 2025, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended March 31, 2025. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through May 8, 2025, by calling 1-877-344-7529, replay access code 2269082; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.
Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2025 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, stock-based compensation expense, effective tax rate, and capital expenditures, opportunities to build CAP in the second quarter and remainder of 2025, that we are well positioned to meet our 2025 guidance and 2027 financial targets, our belief that there will be additional growth in the years ahead, CAP and results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2025 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, stock-based compensation expense, effective tax rate, and capital expenditures, opportunities to build CAP in the second quarter and remainder of 2025, that we are well positioned to meet our 2025 guidance and 2027 financial targets, our belief that there will be additional growth in the years ahead, CAP and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$379,074	$578,330
Short-term marketable securities	43,708	7,311
Receivables, net	471,336	511,742
Contract assets	274,592	328,353
Inventories	128,432	108,175
Equity in construction joint ventures	151,499	140,928
Other current assets	50,646	41,824
Total current assets	1,499,287	1,716,663
Property and equipment, net	722,135	716,184
Long-term marketable securities	90,295	—
Investments in affiliates	93,667	94,031
Goodwill	214,296	214,465
Intangible assets	125,480	127,886
Right of use assets	94,839	89,791
Other noncurrent assets	67,101	66,635
Total assets	$2,907,100	$3,025,655

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1,119	$1,109
Accounts payable	375,392	407,223
Contract liabilities	280,493	299,671
Accrued expenses and other current liabilities	296,640	323,956
Total current liabilities	953,644	1,031,959
Long-term debt	738,595	737,939
Long-term lease liabilities	77,734	73,638
Deferred income taxes, net	13,792	13,874
Other long-term liabilities	85,043	88,882
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,737,491 shares as of March 31, 2025 and 43,424,646 shares as of December 31, 2024	437	434
Additional paid-in capital	427,804	410,739
Accumulated other comprehensive income	65	(582)
Retained earnings	565,223	604,635
Total Granite Construction Incorporated shareholders’ equity	993,529	1,015,226
Non-controlling interests	44,763	64,137
Total equity	1,038,292	1,079,363
Total liabilities and equity	$2,907,100	$3,025,655

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenue	$699,547	$672,275
Cost of revenue	615,698	617,990
Gross profit	83,849	54,285
Selling, general and administrative expenses	115,911	87,993
Other costs, net	9,426	11,010
Gain on sales of property and equipment, net	(1,737)	(1,418)
Operating loss	(39,751)	(43,300)
Other (income) expense
Interest income	(6,268)	(6,702)
Interest expense	7,757	8,083
Equity in income of affiliates, net	(1,094)	(3,970)
Other income, net	(63)	(1,743)
Total other (income) expense, net	332	(4,332)
Loss before income taxes	(40,083)	(38,968)
Benefit from income taxes	(11,756)	(9,526)
Net loss	(28,327)	(29,442)
Amount attributable to non-controlling interests	(5,329)	(1,541)
Net loss attributable to Granite Construction Incorporated	$(33,656)	$(30,983)

Net loss per share attributable to common shareholders:
Basic	$(0.77)	$(0.70)
Diluted	$(0.77)	$(0.70)
Weighted average shares outstanding:
Basic	43,463	43,988
Diluted	43,463	43,988

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Three Months Ended March 31,	2025	2024
Operating activities
Net loss	$(28,327)	$(29,442)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	30,171	29,068
Amortization related to long-term debt	1,081	758
Gain on sales of property and equipment, net	(1,737)	(1,418)
Stock-based compensation	32,217	12,895
Equity in net income from unconsolidated construction joint ventures	(1,246)	(2,290)
Net income from affiliates	(1,094)	(3,970)
Other non-cash adjustments	164	(691)
Changes in assets and liabilities	(27,582)	19,163
Net cash provided by operating activities	$3,647	$24,073
Investing activities
Purchases of marketable securities	(134,653)	—
Maturities of marketable securities	7,100	20,000
Purchases of property and equipment	(32,206)	(27,871)
Proceeds from sales of property and equipment	3,449	2,535
Cash paid for purchase price adjustments on business acquisition	—	(6,119)
Other investing activities	—	693
Net cash used in investing activities	$(156,310)	$(10,762)
Financing activities
Debt principal repayments	(274)	(102,140)
Cash dividends paid	(5,652)	(5,713)
Repurchases of common stock	(15,209)	(7,416)
Contributions from non-controlling partners	—	10,000
Distributions to non-controlling partners	(25,450)	(3,950)
Other financing activities, net	(8)	(3)
Net cash used in financing activities	$(46,593)	$(109,222)
Net decrease in cash and cash equivalents	(199,256)	(95,911)
Cash and cash equivalents at beginning of period	578,330	417,663
Cash and cash equivalents at end of period	$379,074	$321,752

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of stock-based compensation expense and other costs, net, which include legal fees for the defense of a former Company officer in his ongoing civil litigation with the Securities and Exchange Commission, reorganization costs, strategic acquisition and divestiture expenses and non-cash impairment charges.
We provide adjusted income (loss) before income taxes, adjusted provision for (benefit from) income taxes, adjusted net income (loss) attributable to Granite Construction Incorporated, adjusted diluted weighted average shares of common stock and adjusted diluted earnings (loss) per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Other costs, net as described above;
•Transaction costs which include acquired intangible asset amortization expense and acquisition-related depreciation; and
•Stock-based compensation expense.
We also provide materials segment cash gross profit (loss) and materials segment cash gross profit (loss) by product line and the related margins to exclude the impact of the segment’s and product line’s depreciation, depletion and amortization from the segment’s and product line’s gross profit (loss). To better illustrate the operational performance generated by the assets of the materials segment, and its product lines, our calculation adds back all depreciation, depletion and amortization to the materials segment and its product lines and does not eliminate any in consolidation. Management believes that non-GAAP financial measures such as materials segment cash gross profit (loss) and materials segment cash gross profit (loss) by product line and the related margins are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures.
Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies, and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended March 31,
	2025	2024
EBITDA:
Net loss attributable to Granite Construction Incorporated	$(33,656)	$(30,983)
Net loss margin(2)	(4.8)%	(4.6)%

Depreciation, depletion and amortization expense(3)	30,352	29,273
Benefit from income taxes	(11,756)	(9,526)
Interest expense, net	1,489	1,381
EBITDA(1)	$(13,571)	$(9,855)
EBITDA margin(1)(2)	(1.9)%	(1.5)%

ADJUSTED EBITDA:
Other costs, net	9,426	11,010
Stock-based compensation	32,217	12,895
Adjusted EBITDA(1)	$28,072	$14,050
Adjusted EBITDA margin(1)(2)	4.0%	2.1%
(1)We define EBITDA as GAAP net income/loss attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of other costs, net and stock-based compensation, as described above.
(2)Represents net loss, EBITDA and adjusted EBITDA divided by consolidated revenue of $700 million and $672 million, for the three months ended March 31, 2025 and 2024, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME (LOSS) RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Loss before income taxes	$(40,083)	$(38,968)
Other costs, net	9,426	11,010
Transaction costs	3,987	5,593
Stock-based compensation	32,217	12,895
Adjusted income (loss) before income taxes	$5,547	$(9,470)

Benefit from income taxes	$(11,756)	$(9,526)
Tax effect of adjusting items(1)	11,750	7,669
Adjusted benefit from income taxes	$(6)	$(1,857)

Net loss attributable to Granite Construction Incorporated	$(33,656)	$(30,983)
After-tax adjusting items	33,880	21,829
Adjusted net income (loss) attributable to Granite Construction Incorporated	$224	$(9,154)

Diluted weighted average shares of common stock	43,463	43,988
Add: dilutive effect of restricted stock units and Convertible Notes(2)	9,012	—
Less: dilutive effect of Convertible Notes(3)	(8,068)	—
Adjusted diluted weighted average shares of common stock	44,407	43,988

Diluted net loss per share attributable to common shareholders	$(0.77)	$(0.70)
After-tax adjusting items per share attributable to common shareholders	0.78	0.49
Adjusted diluted earnings (loss) per share attributable to common shareholders	$0.01	$(0.21)
(1)The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax rate.
(2)Due to net loss for the three months ended March 31, 2025, the unvested restricted stock units (“RSUs”) representing 585,000 shares and dilutive effect of the 3.25% convertible notes and the 3.75% convertible notes representing 8,427,000 were excluded from the calculation of diluted earnings per share. As we had adjusted net income for that period, these potential shares are dilutive and included in the reconciliation above. As we had an adjusted net loss for the three months ended March 31, 2024 no additional changes are required in the reconciliation herein.
(3)When calculating diluted net income attributable to common shareholders, GAAP requires that we include potential share dilution from the convertible notes when not antidilutive. Granite entered into capped call transactions relating to both the 3.75% and 3.25% convertible notes to offset the dilutive impact of the convertible notes. The impact of the capped call transactions was excluded from the GAAP diluted net income attributable to common shareholders calculation as the impact would be antidilutive. For the purpose of calculating our adjusted diluted net income per share attributable to common shareholders, the dilutive effect of the convertible notes is removed to reflect the impact of the capped call transactions.

GRANITE CONSTRUCTION INCORPORATED
MATERIALS SEGMENT PRODUCT LINE INFORMATION
(Unaudited - in thousands, except selling price data)

	Materials Product Line(1)			Total Materials Segment
Three Months Ended March 31, 2025	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$40,402	$43,982	$545	$84,929
Internal revenue(3)	18,512	17,027	(35,539)	—
Total Revenue	$58,914	$61,009	$(34,994)	$84,929

Sales tons	3,768	733
Average selling price per ton	$15.64	$83.23

Gross profit (loss)	$3,740	$(2,804)	$(2,525)	$(1,589)
Gross profit (loss) as a % of revenue	6.3%	(4.6)%	NM	(1.9)%

Depreciation, depletion and amortization	8,320	3,670	76	12,066
Cash gross profit	$12,060	$866	$(2,449)	$10,477
Cash gross profit as a % of revenue	20.5%	1.4%	NM	12.3%

	Materials Product Line(1)			Total Materials Segment
Three Months Ended March 31, 2024	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$36,089	$40,813	$160	$77,062
Internal revenue(3)	12,286	6,619	(18,905)	—
Total Revenue	$48,375	$47,432	$(18,745)	$77,062

Sales tons	3,228	549
Average selling price per ton	$14.99	$86.40

Gross loss	$(2,110)	$(4,579)	$4,146	$(2,543)
Gross loss as a % of revenue	(4.4)%	(9.7)%	NM	(3.3)%

Depreciation, depletion and amortization	7,121	3,212	84	10,417
Cash gross profit (loss)	$5,011	$(1,367)	$4,230	$7,874
Cash gross profit (loss) as a % of revenue	10.4%	(2.9)%	NM	10.2%
NM - not meaningful
(1)The Aggregate product line includes aggregates and recycled materials. The Asphalt product line includes asphalt concrete and liquid asphalt. External revenue and average selling price include freight and delivery costs that we pass along to our customers.
(2)Represents our other product line which is comprised of immaterial amounts of products and services that are not considered core product lines, as well as eliminations of interproduct and intersegment transactions.
(3)Includes both intersegment and interproduct revenues. Intersegment revenues for the three months ended March 31, 2025 and March 31, 2024 were $20.7 million and $11.6 million, respectively.

	Materials Product Line(1)			Total Materials Segment
Year Ended December 31, 2024	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$196,232	$395,798	$319	$592,349
Internal revenue(3)	127,849	195,718	(323,567)	—
Total Revenue	$324,081	$591,516	$(323,248)	$592,349

Sales tons	20,151	7,249
Average selling price per ton	$16.08	$81.60

Gross profit	$52,274	$79,433	$(50,012)	$81,695
Gross profit as a % of revenue	16.1%	13.4%	NM	13.8%

Depreciation, depletion and amortization	30,760	14,024	307	45,091
Cash gross profit	$83,034	$93,457	$(49,705)	$126,786
Cash gross profit as a % of revenue	25.6%	15.8%	NM	21.4%

	Materials Product Line(1)			Total Materials Segment
Year Ended December 31, 2023	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$176,564	$339,608	$712	$516,884
Internal revenue(3)	116,376	153,010	(269,386)	—
Total Revenue	$292,940	$492,618	$(268,674)	$516,884

Sales tons	19,696	6,412
Average selling price per ton	$14.87	$76.83

Gross profit	$39,663	$62,753	$(31,072)	$71,344
Gross profit as a % of revenue	13.5%	12.7%	NM	13.8%

Depreciation, depletion and amortization	19,129	7,235	402	26,766
Cash gross profit	$58,792	$69,988	$(30,670)	$98,110
Cash gross profit as a % of revenue	20.1%	14.2%	NM	19.0%
NM - not meaningful
(1)The Aggregate product line includes aggregates and recycled materials. The Asphalt product line includes asphalt concrete and liquid asphalt. External revenue and average selling price include freight and delivery costs that we pass along to our customers.
(2)Represents our other product line which is comprised of immaterial amounts of products and services that are not considered core product lines, as well as eliminations of interproduct and intersegment transactions.
(3)Includes both intersegment and interproduct revenues. Intersegment revenues for the years ended December 31, 2024 and December 31, 2023 were $246.8 million and $200.5 million, respectively.

Contacts:
Investors
Wenjun Xu, 831-761-7861
Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated